August 17, 2006 Puppy Zone Enterprises, Inc. Suite 200, 8275 S. Eastern Avenue Las Vegas, Nevada 89123-2591

Dear Sirs:

Re:	Common Stock of Puppy Zone Enterprises, Inc.
Registered on Form SB-2/A (Amendment No. 2) filed
August 17, 2006

                             We have acted as counsel to Puppy Zone Enterprises, Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on April 6, 2006, of an amended registration statement on Form SB-2/A (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 6,000,000 shares of the Company's common stock for sale by the Company. As further described in the Registration Statement, the Company is registering for resale:

- up to 3,000,000 shares of common stock (the "Shares") to be issued in private placements; and

- up to 3,000,000 shares of common stock (the "Warrant Shares") which may be issued upon the exercise of certain share purchase warrants (the "Warrants") issued in connection with the private placements.

In connection with this opinion, we have examined the following documents:

(a)	Articles of Incorporation of the Company;

(b)	By-Laws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Shares to be Registered;

(d)	The Registration Statement; and

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(e)	The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

                             In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

                             We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

                             Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(a)	the Shares, if and when issued and delivered upon full payment, will be duly and validly authorized and issued, fully paid and non-assessable; and

(b)

the Warrant Shares, if and when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, including full payment, will be duly and validly authorized and issued, fully paid and non-assessable.

                             This opinion letter is opining upon and is limited to the current federal laws of the United States and Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP